EXHIBIT 10.49

May 5, 2005
Mr. Richard Okumoto
[Address not included]
Dear Rich:
This letter sets forth the terms of the separation agreement (the “Agreement”) that Photon Dynamics Inc. (the “Company”) is offering to you to aid in your employment transition.
     1. Separation. Your employment with the Company will terminate on December 1, 2005 (the “Separation Date”), unless terminated earlier as provided below. You agree to provide a letter of resignation not later than May 5 in a form acceptable to the Company.
     2. Transition Period. Your last day in your current position of Chief Financial Officer will be May 31, 2005 (the “Transition Date”). From June 1, 2005 until the Separation Date (the “Transition Period”) you will hold the position of Business Development Internal Consultant, and in that role your duties will include assisting the Company’s new Chief Financial Officer to the learn the position, and other duties that are requested of you by the Company’s Chief Executive Officer (“CEO”). During the Transition Period (a) you will be required to work as necessary to perform your assigned duties, which will not be full time, and you shall have no authority with respect to the Company’s business activities except as expressly conveyed by the CEO, and (b) your base salary and benefits as of the Transition Date shall continue, subject to any change in the Company’s benefits generally. You agree not to engage in any conduct during the Transition Period that is detrimental to the interests of the Company.
Without waiving any other rights or remedies, the Company may terminate immediately the Transition Period and your employment and the Company’s corresponding obligation to pay you compensation and provide benefits, upon your breach of any provision of this Agreement. Upon termination of the Transition Period by the Company in accordance with the previous sentence, the Company will pay you only accrued and unpaid base salary through and including the effective date of such termination.
     3. Stock Options. All stock options you received from the Company will cease vesting on the Transition Date, and all unvested shares will terminate as of such date. Your rights and obligations with respect to all vested shares, including your right to exercise such shares, will be in accordance with the governing grant notice(s), stock option agreement(s), and stock option plan(s).
     4. Accrued Salary And Vacation. On the Separation Date, the Company will pay you all accrued and unpaid salary, and all accrued and unused paid time off, earned through the

Mr. Richard Okumoto
May 5, 2005

Separation Date, less required payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement. You will not accrue any additional vacation time during the Transition Period.
     5. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, severance or benefits during the Transition Period or on or after the Separation Date, including but not limited to any bonuses or stock option vesting acceleration, with the sole exception of any benefit the right to which has vested as of the Separation Date under the express terms of a Company benefit plan document.
     6. Expense Reimbursements. You agree that, within fifteen (15) days after the Transition Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement with respect to your Company employment. The Company will reimburse you for these expenses pursuant to its regular business practices.
     7. Information Disclosure. You are aware of and have provided information with respect to an investigation the Company commenced in or about [month] 2005 concerning certain revenue recognition issues. You hereby represent that you have disclosed to the Company (including its outside counsel) all information in your knowledge, custody or control relevant to such investigation. You represent further that you have no additional information with respect to any aspect of the Company’s business or operations that you reasonably believe could or should be the subject of any further or separate investigation.
     8. Cooperation. During and alter the Transition Period, you will cooperate with the Company in responding to the reasonable requests of the CEO or the Company’s outside counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations initiated by or against the Company, or its current or former affiliates, agents, officers, directors or employees, of any nature, including (without limitation) administrative, civil or criminal, in which the Company reasonably deems your cooperation necessary or desirable. In such matters, you agree to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) you receive in connection with any such proceedings, unless you are expressly prohibited by law from so doing. Your failure to cooperate fully with the Company in accordance with this paragraph will be a material breach of the terms of this Agreement, which (a) will excuse the Company’s obligation to provide continued salary and other benefits to you under this Agreement, but (b) will have no effect on the releases you are giving the Company under this Agreement. The Company agrees to reimburse you for all reasonable out-of-pocket expenses you incur in connection with the performance of your obligations under this paragraph; provided, however, that such expenses shall not include attorneys fees, foregone wages or payment for services provided under this paragraph.
     9. Return Of Company Property. You agree that not later than the Transition Date, you will return to the Company, all Company Entities documents (and all copies thereof) and other Company Entities property in your possession or control, including, but not limited to: Company

Mr. Richard Okumoto
May 5, 2005

Entities files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company Entities (and all reproductions thereof in whole or in part); provided, however, that during the Transition Period only, the Company will permit you to retain, receive, and/or use certain specified documents and/or information reasonably necessary to perform your duties to the Company, all of which equipment, documents and information you must return to the Company not later than the Separation Date.
     10. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached to this Agreement as Exhibit A. including but not limited to your obligations not to use or disclose, at any time, any trade secret, confidential or proprietary information of the Company.
     11. Non-Competition. In order to protect the trade secrets and confidential and proprietary information of the Company and its affiliated entities (collectively “Company Entities”), you agree that during the Transition Period you will not, directly or indirectly, without the prior written consent of the CEO, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant, in any location(s) worldwide, of any person or entity that directly competes with any Company Entities product or service then currently available or in development and known to you.
     12. Non-Solicitation. You agree that you will not, either directly or through others, on behalf of any person or entity, (a) during the Transition Period and for two (2) years thereafter, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company Entities to terminate his or her relationship with any Company Entities, including, without limitation, in order to become an employee, consultant or independent contractor to or for any other person or entity other than the Company Entities, or (b) at any time, using any Company Entities’ confidential, proprietary or trade secret information, call on, solicit, take away, or attempt to call on, solicit, or take away, the business of any person or entity that is then an actual client, or to your knowledge a prospective client, of any Company Entities.
     13. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever: provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, consultant or independent contractor.

Mr. Richard Okumoto
May 5, 2005

     14. Nondisparagement. You agree not to disparage the Company Entities or their officers, directors, employees, shareholders, affiliates or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that you shall respond accurately and fully to any question, inquiry or request for information when required by legal process.
     15. Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company Entities and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the time you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), or the California Fair Employment and Housing Act (as amended).
     16. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date you sign this Agreement; (b) you have the right to consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (d) you have seven (7) days after you sign this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after you sign this Agreement, assuming you have returned it to the Company by such date.
     17. Waiver of Unknown Claims. In granting the general release herein, you acknowledge that you have read and understand California Civil Code section 1542, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
You expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect.

Mr. Richard Okumoto
May 5, 2005

     18. Supplemental Release. In further exchange for the consideration under this Agreement to which you would not otherwise be entitled, you agree to sign and return to the Company, on or after the Separation Date, the Supplemental Release, in the form attached hereto as Exhibit B.
     19. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
     20. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matters. It is entered into without reliance on any agreement, promise or representation, written or oral, other than those expressly referred to herein, and it supersedes any other such agreements, promises or representations, including but not limited to the April 21, 2003 letter agreement between you and the Company (including any amendments thereto). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Mr. Richard Okumoto
May 5, 2005

If this Agreement is acceptable to you, please sign below and return the signed original to me.

Sincerely,

Photon Dynamics Inc.

By: /s/ Jeff Hawthorne

Name:	JEFF HAWTHORNE

Title:	CEO

I have read, understand, and agree fully to the foregoing agreement:

/s/ Richard Okumoto

Richard Okumoto

Dated: MAY 5, 2005

Exhibit A
Proprietary Information and Inventions Agreement

Exhibit B
Supplemental Release
(To be signed on or after December 1, 2005)
In further consideration of the separation agreement between Photon Dynamics Inc. (the “Company”) and me dated May 5, 2005 (the “Agreement”), I hereby generally and completely release the Company Entities (as defined in the Agreement) and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the time I sign this Supplemental Release (“Release”). This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress or discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), or the California Fair Employment and Housing Act (as amended).
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date I sign this Release; (b) I have the right to consult with an attorney prior to signing this Release; (e) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days after the date I sign this Release to revoke the Release; and (e) this Release will not be effective untiI the date on which the revocation period has expired, which will be the eighth day after I sign this Release, assuming I have returned it to the Company by such date.
In granting the general release herein, I acknowledge that I have read and understand California Civil Code section 1542, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect.

By:

Richard Okumoto

Date: